THIRD AMENDMENT

TO

DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT TO THE DISTRIBUTION AGREEMENT dated as of November 1, 2014 by and between AXA EQUITABLE LIFE INSURANCE COMPANY, formerly known as The Equitable Life Assurance Society of the United States, for itself and as depositor on behalf of the AXA Equitable separate accounts more particularly described in the Distribution Agreement (“AXA Equitable”) and AXA DISTRIBUTORS, LLC, successor by merger to Equitable Distributors, Inc. (the “Distributor”).

AXA Equitable and the Distributor hereby agree to modify and amend the Distribution Agreement dated as of January 1, 1998 between them, as previously amended (the “Agreement”) from and after the date hereof as follows:

1. The term “Products” shall mean (i) all fixed and variable life insurance and annuity products and funding agreements, which AXA Equitable authorizes the Distributor from time to time to make available to Third Party Broker-Dealers and Third Party General Agents (as such terms are defined in the Distribution Agreement).

Except as modified and amended hereby, the Agreement is in frill force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the day and year first written above.

AXA EQUITABLE LIFE INSURANCE COMPANY		AXA DISTRIBUTORS, LLC

By:		By:
	Anders Malmstrom		Nick Lane
	Senior Executive Director and Chief Financial Officer		Senior Executive Director and President